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                    Prospectus Supplement to the Prospectus
                              Dated May 23, 1997
                 (To be inserted as the new seventh and eighth
                         paragraphs under the heading
                            "Plan of Distribution")

National Securities Corporation ("National") has acted as a finder in connection with the sale by the Company of 570,280 shares of Common Stock resulting in the receipt by the Company of gross proceeds of $712,850. National will receive a finder's fee of $60,592.25 in connection with the sale of Common Stock to investors introduced to the Company by National.

Fahnestock & Co. Inc. ("Fahnestock") has or will act as the placement agent in connection with the sale of an aggregate of 465,000 shares of Common Stock. Of such shares, Fahnestock may be deemed to be an underwriter of 187,000 shares. Fahnestock will receive (i) $25,000.00 ($15,000.00 of which has been paid to date) as an accountable expense allowance; (ii) a commission or discount equal to 7 1/2% of the gross proceeds received by the Company from the sale of Common Stock to investors contacted by Fahnestock. The Company has agreed to indemnify Fahnestock against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that Fahnestock may be required to make. In connection with this Offering, the Company has agreed to sell to Fahnestock, for nominal consideration, warrants to purchase from the Company up to 7 1/2% of the shares of Common Stock (the "Warrants") placed and/or deemed underwritten by Fahnestock. The Warrants are initially exercisable at a price per share of Common Stock equal to 170% of the per share of Common Stock placed by Fahnestock in the Offering for a period of four (4) years, commencing at the beginning of the second year after their issuance and sale and are restricted from sale, transfer, assignment or hypothecation for a period of twelve (12) months from the date thereof, except to officers and directors of Fahnestock. The Warrants provide for adjustment in the number of shares of Common Stock issuable upon the exercise thereof and in the exercise price of the Warrants as a result of certain events, including subdivisions and combinations of the Common Stock. The Warrants grant to the holders thereof certain "piggyback" registration for the securities issuable upon exercise thereof.



            The date of this Prospectus Supplement is June 23, 1997